Exhibit 99.1

Contact:

Glenn Schulman, Pharm.D.

Assistant Director of Investor Relations

gschulman@curagen.com

(888) 436-6642

FOR IMMEDIATE RELEASE

CuraGen Reports First Quarter 2006 Financial Results

- Company to host conference call today at 11:00 a.m. ET -

BRANFORD, Conn., – April 27, 2006 – CuraGen Corporation (NASDAQ: CRGN) today reported its consolidated financial results for the first quarter 2006. For the quarter ended March 31, 2006, CuraGen’s consolidated net loss was $13.9 million, or $0.25 per share, compared to a net loss of $19.4 million, or $0.39 per share, for the same period in 2005. As of March 31, 2006, CuraGen had available cash and investments of $211.3 million, as compared to $226.5 million at December 31, 2005, and had outstanding 6% convertible debt of $66.2 million, due February 2007, and 4% convertible debt of $110 million, due February 2011.

Total consolidated revenues for the quarter ended March 31, 2006 were $10.2 million, compared to $3.4 million for the same period in 2005. In the first quarter of 2006, 454 Life Sciences, CuraGen’s majority-owned subsidiary, recognized $8.8 million in revenue from sales of instrument systems and proprietary reagents, fee for service sales, milestones and royalties, as well as $0.5 million in grant revenue.

On January 1, 2006, CuraGen adopted Statement of Financial Accounting Standards No. 123R (SFAS 123R) which requires non-cash stock compensation expense to be recorded for all stock options and other stock-related awards to employees. For the quarter ended March 31, 2006, CuraGen recorded non-cash employee compensation expenses under SFAS 123R of approximately $1.3 million.

“We are very pleased with the progress made at both CuraGen and 454 Life Sciences during the first quarter. Over the past five years, CuraGen has uniquely leveraged its research and development expertise to create two distinct and complementary businesses focused on developing novel therapeutics and commercializing advanced technology for the sequencing of DNA,” stated Dr. Frank Armstrong, President and Chief Executive Officer of CuraGen. “The first quarter 2006 results reiterate the potential of both CuraGen and 454 Life Sciences, and I am very pleased to be leading the organization forward to help realize the full potential of both of our businesses.”

Christopher McLeod, President and Chief Executive officer of 454 Life Sciences commented, “We feel the momentum generated in 2005 is continuing into 2006 and we are pleased with our first quarter results, which reflect the first full quarter of sales through Roche for the 454 Life Sciences’ Genome Sequencer 20 System and reagents. In addition to product sales of nearly $4.5 million, the 454

Sequencing Center recognized service revenue of approximately $2.4 million, which represents increased demand by our customers to use 454 Sequencing technology for their projects.”

Advanced Oncology Pipeline Update

•	Velafermin: Protein therapeutic being investigated for the prevention of oral mucositis

o	Presented preliminary Phase II results at the 2006 BMT Tandem Meetings. These data suggest that 0.03 mg/kg velafermin significantly reduced the incidence (p=0.031) and duration (p=0.037) of severe WHO Grade 3 or 4 OM compared to placebo.

•	PXD101: Histone deacetylase (HDAC) inhibitor being investigated for the treatment of cancer

o	Initiated a Phase Ib/II clinical trial evaluating the safety and efficacy of PXD101 in combination with Velcade (bortezomib) for the treatment of multiple myeloma. Up to 45 patients will be enrolled in this trial with preliminary results anticipated by mid-2007.

o	Initiated a Phase II clinical trial evaluating the safety and efficacy of PXD101 monotherapy for the treatment of T-cell lymphomas, enrolling patients with either peripheral or cutaneous T-cell lymphomas (PTCL or CTCL). Up to 95 patients will be enrolled in this study with preliminary results anticipated by mid-2007.

•	CR011: Antibody-drug conjugate being developed for metastatic melanoma

o	CR011 remains on track for being advanced into a Phase I clinical trial for patients with metastatic melanoma during the first half of 2006.

Upcoming CuraGen Presentations

•	42nd ASCO Annual Meeting, Atlanta, GA

o	“Final analysis of the phase II, randomized, double-blind, placebo-controlled trial of single dose velafermin (CG53135-05) for the prevention of oral mucositis.” Poster presentation date and time: Saturday, June 3, 2006 from 8:00 a.m. to 12:00 p.m. ET.

•	8th Annual Anti-Cancer Drug Discovery & Development Summit, Boston, MA

o	“PXD101: A HDAC inhibitor in development for cancer.” Oral presentation date and time: Tuesday, July 18, 2006 at 3:15 p.m. ET.

Conference Call Details and Dial-in Information

Date:	Thursday, April 27, 2006
Time:	11:00 a.m. ET
Dial-in:	877-272-5391 (domestic)
706-758-4315 (international)
Passcode:	8049670
Webcast:	Access to the live webcast is available on CCBN and at http://www.curagen.com.

A replay of the conference call will be available starting at 2:00 p.m. Eastern time on Thursday, April 27, 2006 through Saturday, May 27, 2006 by dialing 800-642-1687 (domestic) or 706-645-9291 (international). The passcode for the replay is 8049670. An archive of the webcast will be available for 30 days at http://www.curagen.com.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a biopharmaceutical company developing diverse approaches, including novel protein, antibody, and small molecule therapeutics, that aim to offer hope for patients with cancer, inflammatory diseases, and diabetes. CuraGen’s strategic alliances have resulted in a deep pipeline of therapeutics that is being developed by the Company’s experienced research and development teams. By leveraging the drug development strength’s cultivated over the years, CuraGen expects to make a difference in the lives of patients by bringing forward promising therapeutics that address unmet medical needs. CuraGen is headquartered in Branford, Connecticut. For additional information please visit http://www.curagen.com.

About 454 Life Sciences

454 Life Sciences, a 66% majority-owned subsidiary of CuraGen Corporation (Nasdaq: CRGN), is commercializing novel instrumentation and measurement services for rapidly and comprehensively conducting high-throughput nucleotide sequencing, with specific application to sequencing of whole genomes and ultra-deep sequencing of target genes. 454 Life Sciences’ Genome Sequencer 20 System enables one individual to prepare and sequence an entire genome after performing a single sample preparation, irrespective of the size of the genome being studied. The hallmark of 454 Life Sciences’ technology is the PicoTiterPlate, which allows a single instrument using patented light emitting sequencing chemistries to produce over 20 million nucleotide bases per five-hour run, totaling more than 60 times the capacity of instruments using the current macro-scale technology.

The Genome Sequencer 20 System and reagents are available exclusively from Roche Applied Sciences. 454 Life Sciences offers sequencing services directly to customers on a fee for service basis at its state-of-the-art 454 Sequencing™ Center. For additional information on 454 Life Sciences, please visit http://www.454.com. For additional information on the Genome Sequencer 20 System and reagents, please visit http://www.roche-applied-science.com.

Safe Harbor

This press release contains forward-looking statements, including statements about the potential prospects of both CuraGen and 454 Life Sciences. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: the risk that any one or more of CuraGen’s drug development programs will not proceed as planned for technical, scientific or commercial reasons or due to patient enrollment issues or based on new information from nonclinical or clinical studies or from other sources, the success of competing products and technologies, CuraGen’s stage of development as a biopharmaceutical company, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2005 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

CuraGen® is a registered trademark of CuraGen Corporation. 454® is a registered trademark of 454 Life Sciences Corporation. 454 Life Sciences™, Genome Sequencer 20™, PicoTiterPlate™, and 454 Sequencing™ are trademarks of 454 Life Sciences Corporation.

- FINANCIAL TABLES ATTACHED -

CURAGEN CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
	(unaudited)
Revenue:
Product revenue	$4,495	$1,082
Sequencing service revenue	2,447	261
Collaboration revenue	1,793	1,368
Grant revenue	484	719
Milestone revenue	950	—

Total revenue	10,169	3,430

Operating expenses:
Cost of product revenue	2,627	207
Cost of sequencing service revenue	990	119
Grant research	399	421
Research and development	14,406	17,457
General and administrative	5,385	4,351

Total operating expenses	23,807	22,555

Loss from operations	(13,638)	(19,125)
Interest income	1,976	2,107
Interest expense	(2,348)	(3,361)

Loss before income tax benefit and minority interest in subsidiary loss	(14,010)	(20,379)
Income tax benefit	54	73
Minority interest in subsidiary loss	92	907

Net loss	($13,864)	($19,399)

Basic and diluted net loss per share	$(0.25)	$(0.39)

Weighted average number of shares used in computing basic and diluted net loss per share	54,619	50,272

SELECTED BALANCE SHEET INFORMATION

	March 31, 2006	December 31, 2005
	(unaudited)
Cash and investments	$211,285	$226,528
Working capital	136,418	213,813
Total assets	256,749	270,457
Total long-term liabilities	123,847	190,996
Accumulated deficit	466,997	453,133
Stockholders' equity	44,154	56,436